As Filed with the Securities and Exchange Commission on April 22, 1994
                                                         Registration No.------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                V.F. CORPORATION
             (Exact name of registrant as specified in its charter)


     Pennsylvania                                     23-1180120
(State of Incorporation)                (I.R.S. Employer Identification No.)

                              1047 North Park Road
                         Wyomissing, Pennsylvania 19610
                                 (610) 378-1151
(Address, including zip code, and telephone number, including area code, of registrant's principal executive office)


                                LORI M. TARNOSKI
                          VICE PRESIDENT AND SECRETARY
                                V.F. CORPORATION
                              1047 North Park Road
                      Wyomissing, Pennsylvania 19610
                             (610) 378-1151
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   Copies to:

     Aloysius T. Lawn, IV, Esq.                 Andrew D. Soussloff, Esq.
  Clark, Ladner, Fortenbaugh & Young              Sullivan & Cromwell
One Commerce Square, 2005 Market Street            125 Broad Street
        Philadelphia, PA 19103                    New York, NY 10004
             (215) 241-1800                         (212) 558-4000

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: X


                               CALCULATION OF REGISTRATION FEE



                                                        Proposed             Proposed
                                       Amount            Maximum              Maximum             Amount of
  Title of each class of               to be         Offering Price      Aggregate Offering     Registration
securities to be registered         Registered(1)    per Unit(1)(2)         Price(1)(2)             Fee(1)
Debt Securities..............  )
                               )
Preferred Stock, par value     )
  $1.00 per share............  )
                               )
Common Stock, without par      )
  value(4)...................  }   $400,000,000(3)        100%             $400,000,000             $137,932
                               )
Debt Warrants................  )
                               )
Preferred Stock Warrants.....  )
                               )
Common Stock Warrants........  )




(1) Pursuant to Rule 457(o) under the Securities Act of 1933, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per Unit or proposed maximum aggregate offering price. There are being registered hereunder such presently indeterminate principal amount or number of Debt Securities, shares of Preferred Stock, shares of Common Stock, Debt Warrants, Preferred Stock Warrants and Common Stock Warrants as may be offered from time to time, with an aggregate initial offering price not to exceed $400,000,000, plus an indeterminate number of shares as may be issued upon conversion of Debt Securities or Preferred Stock for which no separate consideration will be received.

(2) Estimated solely for the purpose of determining the amount of the registration fee.

(3) Or, if any such securities are issued at original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $400,000,000.

(4) Includes rights to purchase Series A Junior Participating Preferred Stock. Prior to the occurrence of certain events, rights to purchase Series A Junior Participating Preferred Stock will not be exercisable or evidenced separately from the Common Stock.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                 Subject to Completion, Dated April 22, 1994



                                     [Logo]

                                V.F. CORPORATION

                                Debt Securities
                                Preferred Stock
                                  Common Stock
                                    Warrants


     The Company may offer from time to time, in one or more series, securities having an aggregate initial offering price not to exceed $400,000,000, consisting of: (i) debt securities, consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities") and warrants to purchase the Debt Securities (the "Debt Warrants"); (ii) shares of preferred stock, par value $1.00 per share, (the "Preferred Stock") and warrants to purchase shares of Preferred Stock (the "Preferred Stock Warrants"); and (iii) shares of common stock, without par value, (the "Common Stock") and warrants to purchase shares of Common Stock (the "Common Stock Warrants"). The Debt Securities, Preferred Stock, Common Stock, Debt Warrants, Preferred Stock Warrants and Common Stock Warrants (such Warrants, collectively the "Securities Warrants") offered hereby (collectively, the "Offered Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement, such as: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, denominations, maturity, priority, premium, if any, rate (which may be fixed or variable) and time of payment of any interest, terms for any redemption at the option of the Company or the holder, terms for any sinking fund payments, listing on any securities exchanges, initial public offering price, the form of the Debt Securities (which may be in registered or permanent global form) and any other terms in connection with the offer and sale of the Debt Securities, (ii) in the case of Preferred Stock, the specific title, number of shares or fractional interests therein, initial public offering price, dividend rate (or method of calculation), dividend payment dates, liquidation provisions, preferences, any redemption or sinking fund provisions, listing on any securities exchanges, any conversion or exchange provisions, voting and any other terms in connection with the offer and sale of the Preferred Stock; (iii) in the case of Common Stock, the number of shares, and initial public offering price and other terms in connection with the offer and sale of Common Stock; and (iv) in the case of Securities Warrants, the duration, initial public offering price, exercise dates, exercise price, detachability and other terms in connection with the offer and sale of Securities Warrants.

     The Company may sell the Offered Securities through underwriters or dealers, directly to other purchasers or through agents. See "Plan of Distribution". Such underwriters may include Goldman, Sachs & Co. and J.P. Morgan Securities Inc. or may be a group of underwriters represented by Goldman, Sachs & Co. and J.P. Morgan Securities Inc. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. or other firms may also act as agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
           OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                   ANY REPRESENTATION TO THE CONTRARY
                         IS A CRIMINAL OFFENSE.


                                   ---------


     Goldman, Sachs & Co.                  J.P. Morgan Securities Inc.


                The date of this Prospectus is April __, 1994.

                             AVAILABLE INFORMATION

     V.F. Corporation (the "Company") is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048, and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange and The Pacific Stock Exchange, and reports, proxy statements and other information filed by the Company may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 or The Pacific Stock Exchange, Inc., 115 Sansone Street, 8th Floor, San Francisco, California 94104.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.




                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-5256) pursuant to Section 13 of the Exchange Act are incorporated herein by reference:

          1. Annual Report on Form 10-K for the fiscal year ended January 1, 1994 (the "1993 Form 10-K"); and
          2.   Current Report on Form 8-K, dated January 19, 1994
               (the "Form 8-K"); and
          3.   Amendment to Current Report on Form 8-K/A, dated
               January 19, 1994 (the "Form 8-K/A"); and
          4.   The Company's Registration Statement on Form 8-A dated
               February 27, 1965 filed pursuant to Section 12(g) of the Exchange Act and the Company's Registration Statements on Form 8-A dated May 8, 1987 and January 25, 1988 filed pursuant to
               Section 12(b) of the Exchange Act, which contain descriptions of the Common Stock and certain rights relating to the Common
               Stock, including any amendment or reports filed for the purpose of updating such descriptions; and
          5.   Current Report on Form 8-K, dated April 6, 1994 (the "April
               Form 8-K").

     All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents described above and incorporated herein by reference (not including exhibits thereto unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates). Written or telephone requests should be directed to Secretary, V.F. Corporation, P.O. Box 1022,

Reading, Pennsylvania 19603 (tel. 610-378-1151) or to the Company, c/o Registration Department, Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attention: Donald T. Hansen (tel. 212-902-6685) or c/o J.P. Morgan Securities Inc., 60 Wall Street, 44th Floor, New York, New York 10260,
Attention: Prospectus Department (tel. 212-648-9922).

                                 THE COMPANY

     The Company, organized in 1899, through its operating subsidiaries, designs, manufactures and markets apparel in five business groups: Jeanswear, Decorated Knitwear, Intimate Apparel, Playwear and Specialty Apparel.

                                  JEANSWEAR

     The Jeanswear business group consists of the Lee and Wrangler subsidiaries in the United States and in international markets, primarily in Europe. These companies design, manufacture and market jeanswear and other casual apparel for men, women and youth primarily under the Lee(R), Wrangler(R), Rustler(R) and Riders brand names in the United States and under the Lee(R), Wrangler(R) and Maverick(R) labels in Europe. This business group also includes Girbaud, which designs and markets licensed jeanswear and other casual apparel in the United States under the Marithe & Francois Girbaud(R) label.

                              DECORATED KNITWEAR

     The Decorated Knitwear business group consists of licensed, branded and private label fleece and T-shirts. Nutmeg and the sports apparel division of
H. H. Cutler, both acquired in January 1994, design, manufacture and market imprinted knitwear apparel under licenses granted by the four major American professional sports leagues and most major American colleges and universities. The college division of JanSport also markets imprinted knitwear products under licenses granted by major colleges and universities. The Bassett-Walker subsidiary produces branded knitwear products under Lee(R) and certain other Company labels, private label products, and also a significant portion of the blank fleece and T-shirt needs of Nutmeg, H. H. Cutler and JanSport.

                               INTIMATE APPAREL

     Vanity Fair Mills designs, manufactures and markets body fashions, daywear, sleepwear and loungewear under the Vanity Fair(R) and Vassarette(R) brand names and has developed private label lingerie and sportswear programs with major retailers. Barbizon(R) brand sleepwear and loungewear products are marketed through a chain of leased retail stores. Also included in this business group are international intimate apparel operations. Internationally, intimate apparel is designed, manufactured and marketed for distribution primarily in France in department and specialty stores under the Lou, Bolero and Silhouette brand names and in discount stores under the Variance, Carina and Siltex brand names. In Spain, intimate apparel is marketed in department and specialty stores under the Gemma, Intima Cherry and Belcor brand names.

                                   PLAYWEAR

     The Playwear business group consists of Healthtex, the playwear and sleepwear divisions of H. H. Cutler and the preschool sizes of Lee and Wrangler in the United States. These companies design, manufacture and market children's clothing primarily under the Healthtex(R), Lee(R), Wrangler(R) and Rustler(R) brands and also under licenses granted by Walt Disney, Fisher-Price and various other companies.

                              SPECIALTY APPAREL

     This business group consists primarily of the Red Kap and Jantzen subsidiaries and the equipment division of JanSport. Red Kap is a leading producer of occupational and career apparel sold primarily under the Red Kap(R) label. Jantzen designs, manufactures and markets men's and women's swimwear and sportswear, including sweaters and coordinated tops and bottoms, primarily under the Jantzen(R) trademark. The equipment division of JanSport designs, manufactures and markets JanSport(R) brand daypacks and backpacking/mountaineering gear.

                                USE OF PROCEEDS

     Except as otherwise may be disclosed in the Prospectus Supplement, the net proceeds from the sale of the Offered Securities offered hereby will be used for general corporate purposes, including reduction of outstanding indebtedness and to finance possible acquisitions. As of April 2, 1994, the Company had outstanding commercial paper and other short-term indebtedness of $546.6 million.

                  SUMMARY FINANCIAL INFORMATION OF THE COMPANY

     The following selected financial data (except for the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends) are derived from the consolidated financial statements of the Company which have been audited by Ernst & Young, independent auditors. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated by reference herein.


                                                      Fiscal Years Ended

                                  January 1,   January 2,    January 4,   December 29,   December 30,
                                    1994          1993         1992           1990           1989
                                  ----------   ----------    ----------   ------------   ------------
                                             (dollars in millions, except per share data)
Income Statement
  Data:
Net sales                             $4,320       $3,824        $2,952         $2,613         $2,533
Operating income                         432          429           304            207            313
Interest expense                          73           71            69             76             46
Other income, net                         41           18            28             12             17
Income before
  income taxes                           400          376           263            143            284
Income taxes                             154          139           102             62            108
Net income                               246          237           161             81            176
Ratio of earnings to
  fixed charges(1)                       5.4x        5.5x          4.4x           2.7x           6.1x
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends(2)                     5.2x        5.2x          4.1x           2.6x           6.1x


Per Common Share Data:
    Earnings - Primary                  $3.80       $3.97         $2.75          $1.35          $2.72
    Earnings - Fully diluted             3.71        3.85          2.62           1.33           2.70
    Cash dividends                       1.22        1.11          1.02           1.00            .91
Average number of common and
  common equivalent shares:
    Primary                            64,011      58,608        57,152         57,122         64,803
    Fully diluted                      66,025      60,988        60,472         59,162         65,182

Balance Sheet Data
 (at end of period):
Working capital                          $840        $682          $560           $473           $548
Intangible assets                         575         555           422            427            432
Total assets                            2,877       2,712         2,127          1,853          1,890
Short-term debt                            36         126             6             33             85
Current portion of long-term
 debt                                     110          54           103             52             12
Long-term debt                            528         768           583            585            638
Redeemable preferred
 stock                                     63          64            65             65             --
Deferred contribution
 to employee stock
 ownership plan                           (48)        (52)          (57)           (61)            --
Common shareholders'
  equity                                1,547       1,154           938            823            820

Cash Flow Data:
Depreciation                             $107         $91           $76            $81            $73
Amortization of
 intangible assets                         19          17            15             17             18


(1) For purposes of this ratio, fixed charges consist of interest expense, capitalized interest and one-third of rental expense, which approximates the interest factor of such rental expense.

(2) For purposes of this ratio, fixed charges consist of interest expense, capitalized interest and one-third of rental expense, which approximates the interest factor of such rental expense. Preferred stock dividends relate to the outstanding Series B Preferred Stock held by the Employee Stock Ownership Plan.

                         DESCRIPTION OF DEBT SECURITIES

   The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

   Offered Debt Securities (as defined below) are to be issued under an Indenture (the "Indenture"), dated as of January 1, 1987, as supplemented by a First Supplemental Indenture dated September 1, 1989, between the Company, Morgan Guaranty Trust Company of New York, as retiring Trustee, and United States Trust Company of New York, as successor Trustee (the "Trustee") and a Second Supplemental Indenture, dated as of April 1, 1994, between the Company and the Trustee. The statements under this caption relating to the Debt Securities and the Indenture are summaries and do not purport to be complete. Such summaries make use of terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture and the cited provisions thereof, the form of which is filed as an exhibit to the Registration Statement.

General

   The Debt Securities will be unsecured obligations of the Company. The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series.

   Reference is made to the Prospectus Supplement relating to the particular Debt Securities offered thereby (the "Offered Debt Securities") for the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the Offered Debt Securities will mature; (4) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any, and the date or dates from which such interest will accrue; (5) the dates on which such interest, if any, will be payable and the regular record dates for such interest payment dates; (6) the place or places where principal of (and premium, if any) and interest on Offered Debt Securities shall be payable; (7) any mandatory or optional sinking fund or analogous provisions; (8) if applicable, the price at which, the periods within which, and the terms and conditions upon which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company;
(9) if applicable, the terms and conditions upon which the Offered Debt Securities may be repayable prior to final maturity at the option of the holder thereof (which option may be conditional); (10) the portion of the principal amount of the Offered Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (11) the currency of payment of principal of and premium, if any, and interest on the Offered Debt Securities; (12) any index used to determine the amount of payments of principal of and premium, if any, and interest on the Offered Debt Securities; and (13) any other terms of the Offered Debt Securities. (Section 301)

   Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities are to be issued as registered securities without coupons in denominations of $1,000 or any integral multiple of $1,000. (Section
302) No service charge will be made for any transfer or exchange of such Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

   Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Securities" means any Debt Securities which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof. (Section
101)

Certain Covenants of the Company

   Limitations on Secured Debt. The Company will not, and it will not permit any Subsidiary to, issue, assume or guarantee any Debt secured by a Mortgage upon any Principal Property or on any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness is now owned or hereafter acquired) without in any such case effectively providing that the Debt Securities (together with, if the Company shall so determine, any other indebtedness of or guaranteed by the Company or such Restricted Subsidiary ranking equally with the Debt Securities then existing or thereafter created) shall be secured equally and ratably with such Debt, except that the foregoing restrictions shall not apply to (i) Mortgages on property, shares of stock or indebtedness of or guaranteed by any corporation existing at the time such corporation becomes a Restricted Subsidiary; (ii) Mortgages on property existing at the time of acquisition thereof, or to secure the payment of all or part of the purchase price of such property, or to secure Debt incurred or guaranteed for the purpose of financing all or part of the purchase price of such property or construction or improvements thereon, which Debt is incurred or guaranteed prior to, at the time of, or within 120 days after the later of such acquisition or completion of such improvements or construction or commencement of full operation of such property; (iii) Mortgages securing Debt owing by any Restricted Subsidiary to the Company or another Restricted Subsidiary; (iv) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the property of a corporation or firm as an entirety or substantially as an entirety by the Company or a Restricted Subsidiary; (v) Mortgages on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any political subdivision thereof, or in favor of any other country, or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages (including, but not limited to, Mortgages incurred in connection with pollution control industrial revenue bond or similar financings); (vi) Mortgages existing on the date of the Indenture; and (vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (i) to (vi), inclusive. Notwithstanding the above, the Company and any one or more Subsidiaries may, without securing the Debt Securities, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of Debt which would otherwise be subject to the foregoing restrictions then outstanding (not including secured Debt permitted under the foregoing exceptions) at such time does not exceed 10% of the shareholders' equity of the Company and its consolidated Subsidiaries as of the end of the latest fiscal year. (Section 1007)

   Limitations on Sale and Leaseback Transactions. Sale and leaseback transactions (except such transactions involving leases for less than three years, leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or leases of a Principal Property entered into within 120 days after the later of the acquisition, completion of construction or commencement of full operation of such Principal Property) by the Company or any Restricted Subsidiary of any Principal Property (whether now owned or hereafter acquired) are prohibited unless (i) the Company or such Restricted Subsidiary would be entitled under Section 1007 to issue, assume or guarantee Debt secured by a Mortgage upon such Principal Property at least equal in amount to the Attributable Debt in respect of such transaction without equally and ratably securing the Debt Securities, provided that such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions described in the preceding paragraph, or (ii) an amount in cash equal to such Attributable Debt is applied to the retirement of funded non-subordinated Debt of the Company or a Restricted Subsidiary. (Section 1008)

   Limitations on Consolidation, Merger and Sale of Assets. The Company may not consolidate with or merge into any other Person (as defined in the Indenture) or convey, transfer or lease its properties and assets substantially as an entirety, unless (a) the successor Person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes the Company's obligations on the Debt Securities and under the Indenture; (b) after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, would occur and be continuing; and (c) after giving effect to such transaction the Company or successor Person, as the case may be, would not immediately thereafter have outstanding indebtedness secured by any Mortgage not permitted by the provisions of Section 1007 or shall have secured the Debt Securities equally and ratably with (or prior to) any indebtedness secured thereby. (Section 801)

   Certain Definitions. "Principal Property" is defined as any manufacturing plant or facility located within the United States of America (other than its territories and possessions) and owned by the Company or any Subsidiary, except any such plant or facility which, in the opinion of the Board of Directors, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole. "Debt" is defined as indebtedness for money borrowed. "Mortgage" is defined as any mortgage, pledge, lien or other encumbrance. "Attributable Debt" is defined as the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease. "Subsidiary" is defined to mean a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. "Restricted Subsidiary" is defined as a Subsidiary which owns or leases any Principal Property. (Section 101)

Defeasance and Covenant Defeasance

   The Indenture provides, if such provision is made applicable to the Debt Securities of any series, that the Company may elect either (A) to defease and be discharged from any and all obligations with respect to such Securities (except for the obligations to register the transfer or exchange of such Securities, to replace temporary or mutilated, destroyed, lost or stolen Securities, to maintain an office or agency in respect of the Securities and to hold moneys for payment in trust) ("defeasance") or (B) (i) to be released from its obligations with respect to such Securities under Sections 801 (consolidation, merger and sale of assets), 1005 (maintenance of properties), 1006 (payment of taxes and other claims), 1007 (restrictions upon mortgages), 1008 (restrictions upon sale and leaseback transactions) and 1009 (certificates of compliance) and (ii) that Sections 501 (4) (as to Sections 801, 1005, 1006, 1007, 1008 and 1009), 501(5), 501(6), 501(7) and 501(8) (if Section 501(8) is
specified in the Prospectus Supplement), as described in clauses (d) through
(g) under "Events of Default" below, shall not be deemed to be Events of Default under the Indenture with respect to such series ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. Government Obligations (as defined) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. In the case of defeasance, the Holders of such Securities are entitled to receive payments in respect of such Securities solely from such trust. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indenture. (Article Thirteen)

Events of Default and Notice Thereof

   The Indenture defines the following events as "Events of Default" with respect to Debt Securities of any series: (a) failure to pay principal of (or premium, if any) on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice given to the Company by the Trustee or the holders of at least 10% in principal amount of the Debt Securities outstanding and affected thereby; (e) acceleration of any Debt aggregating in excess of $5,000,000 (including Debt Securities of any series other than that series), if such acceleration has not been rescinded or annulled within 10 days after written notice given to the Company by the Trustee or the holders of at least 10% in principal amount of the outstanding Debt Securities of such serIes; (f) certain events in bankruptcy, insolvency or reorganization of the Company; and (g) any other Event of Default provided with respect to Debt Securities of such series. (Section 501)

   If an Event of Default with respect to Debt Securities of any series at the time outstanding shall occur and be continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding Debt Securities of that series may rescind or annul such declaration and its consequences. (Section 502)

   Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to the principal amount of such Original Issue Discount Securities due upon the occurrence of any Event of Default and the continuation thereof.

   The Indenture will provide that the Trustee, within 90 days after the occurrence of a default with respect to any series of Debt Securities, shall give to the holders of Debt Securities of that series notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods), provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any Debt Security, or in the deposit of any sinking fund payment with respect to any Debt Securities, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Debt Securities of such series. (Section 602)

   The Company will be required to furnish to the Trustee annually a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the fulfillment of any of its obligations under Sections 1007 and 1008 of the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. (Section 1009)

   The holders of a majority in principal amount of the outstanding Debt Securities of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series, and to waive certain defaults. (Sections 512 and 513)

   The Indenture will provide that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 601) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 603)

Modification of the Indenture

   Modifications and amendments of the Indenture may be made by the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series issued under the Indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without the consent of each holder of such Debt Security affected thereby, (i) change the stated maturity date of the principal of (or premium, if any) or any installment of
interest, if any, on any such Debt Security; (ii) reduce the principal amount of (or premium, if any) or the interest, if any, on any such Debt Security or the principal amount due upon acceleration of an Original Issue Discount Security; (iii) change the place or currency of payment of principal (or premium, if any) or interest, if any, on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of holders of Debt Securities necessary to modify or amend the Indenture; or (vi) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive compliance with, or modify, certain provisions of the Indenture or for waiver of certain defaults. (Section 902)

Certain Pennsylvania Taxes

   The Debt Securities held by or for certain persons, principally individuals and partnerships resident in Pennsylvania, are subject to the Pennsylvania Corporate Loans Tax, the annual rate of which is currently $4 per $1,000 principal amount of the Debt Securities held by such persons, and this tax will be withheld by the Company from interest paid to such persons.

   In the opinion of Clark, Ladner, Fortenbaugh & Young, counsel for the Company, the Debt Securities held by most Pennsylvania residents will not be subject to the Pennsylvania County Personal Property Tax in effect as of the date of this Prospectus.

   Persons resident in Pennsylvania holding Debt Securities should consult their tax advisors regarding the applicability of the Pennsylvania Corporate Loans Tax and the Pennsylvania County Personal Property Tax.

                          DESCRIPTION OF CAPITAL STOCK
General

   The following description of the capital stock of the Company does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the more complete descriptions thereof set forth in (a) the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"); (b) the Company's By-Laws, as amended; (c) the Rights Agreement dated January 13, 1988 between the Company and Morgan Shareholder Services Trust Company of New York (now First Chicago Trust Company of New
York), as amended on April 17, 1990 and December 4, 1990 (the "Rights Agreement"), all of which have been incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part; and (d) the Statement with Respect to Shares relating to each series of Preferred Stock, which will be filed with the Commission at or prior to the time of offering such series of Preferred Stock.

   The total number of shares of all classes of stock which the Company has the authority to issue is 175,000,000 shares, consisting of 150,000,000 shares of Common Stock, without par value, and 25,000,000 shares of Preferred Stock, par value $1.00 per share.

Common Stock

   Holders of shares of Common Stock are entitled (i) to one vote per share (which is non-cumulative) for the election of directors and upon any other matter coming before any meeting of shareholders; (ii) to dividends declared by the Board of Directors; and (iii) upon liquidation, to share in the available assets of the Company, pro rata, in accordance with their holdings after payment of all liabilities and obligations and satisfaction of the liquidation preferences of any shares of the Company's Preferred Stock at the time outstanding. Holders of shares of Common Stock have no preemptive, redemption, subscription or conversion rights.

   Certain Provisions of the Articles of Incorporation, the By-Laws and Pennsylvania Law. The Company has a classified Board of Directors pursuant to which the Board is divided into three classes, and the term of office of one class expires in each year. The Company's By-Laws provide a nominating procedure for directors if shareholders wish to make nominations for directors.

   Certain provisions of the Company's Articles of Incorporation and By-Laws require a greater percentage shareholders' vote than a majority of the shares cast at a meeting at which a quorum of shareholders is present. For example, removal of directors requires approval by 80% of the votes which all shareholders would be entitled to cast at any election of directors; the Company's By-Laws and Articles of Incorporation may be amended, altered, repealed or new By-Laws or Articles adopted upon receiving approval by at least 80% of the votes entitled to be cast by shareholders, unless the change was proposed by a majority of "disinterested directors", in which case only a majority approval vote is required or unless the change was approved by a majority vote of "disinterested directors".

   Under the Pennsylvania Business Corporation Law of 1988 (the "BCL"), certain business combinations and other transactions, if such transaction involves an "interested shareholder", as defined in the BCL, must be approved (i) by the board of directors of the Company prior to the interested shareholder's "acquisition date", as defined in the BCL; (ii) by (a) the vote of the holders of the majority of the votes which all shareholders other than the interested shareholder are entitled to cast at a meeting of shareholders, provided that
(1) the interested shareholder has acquired 80% of all outstanding shares, (2) the price to be paid in the business combination for the remaining shares will be equal to the greater of (x) the highest price paid by the interested shareholder during the period specified in the BCL, and (y) the market value per common share on the date on which the business combination is announced or the interested shareholder's acquisition date, whichever is higher, (3) such price will be in cash or the same form of consideration previously paid by the interested shareholder for the largest number of shares previously acquired by it, (4) all remaining shareholders may participate in the business combination and be paid, and (5) the interested shareholder has not acquired additional shares after its acquisition date, except as provided in the BCL, or (b) the affirmative vote of all holders of all outstanding shares of Common Stock;
(iii) by the vote of the holders of the majority of the votes which all shareholders other than the interested shareholder are entitled to cast at a meeting of shareholders called for the purpose of approving the business combination no earlier than five years after the interested shareholder's acquisition date, or (iv) at a shareholder's meeting called for such purpose no earlier than five years after the interested shareholder's acquisition date, provided such business combination meets all of the conditions specified in
(ii) (a) above. In addition to the provisions of the BCL, to which the Company is subject, the Company's Articles of Incorporation require an 80% vote of the voting power of all voting stock of the Company to approve certain business combinations, unless such business combinations meet certain conditions similar to those required by the BCL, as described above.

   The Company has opted out of the provisions of the BCL regarding Control Share Acquisition and Disgorgement by Certain Controlling Shareholders Following Attempts to Acquire Control.

   The classified Board of Directors, the supermajority voting provisions, the provisions authorizing the Board to issue Preferred Stock without shareholder approval, the Rights Agreement (as defined below), the provisions of the Series A Junior Participating Preferred Stock and the provisions regarding certain business combinations in the Articles of Incorporation and the By-Laws and under the BCL could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management.

   Transfer Agent and Registrar. The Transfer Agent and Registrar for the Common Stock is First Chicago Trust Company of New York, located in New York, New York.

Rights Plan and Series A Junior Participating Preferred Stock

   General.   The Company adopted a Rights Plan on January 13, 1988.  Each share of outstanding Common Stock of the Company is accompanied by a "Right". The terms of the Rights are set forth in a Rights Agreement dated January 13, 1988 between the Company and Morgan Shareholder Services Trust Company of New York (now First Chicago Trust Company of New York), as amended on April 17, 1990 and December 4, 1990 (the "Rights Agreement"). Each Right entitles the registered holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Series A Stock"), for $100 (subject to adjustment). The Series A Stock is not redeemable and is entitled to a minimum preferential quarterly dividend of $1 per share and an aggregate dividend of 100 times the dividend declared on Common Stock. Holders of Series A Stock are entitled to a minimum preferential liquidation payment of $100 per share, provided that such holders shall be entitled to receive an aggregate amount per share equal to 100 times the payment made per share of Common Stock. Each share of Series A Stock is entitled to 100 votes per whole share and votes with the Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, Series A Stock is entitled to receive 100 times the amount received per share of Common Stock. The rights relating to the Series A Stock are junior to all other classes of Preferred Stock which may be designated by the Board of Directors pursuant to the Company's Articles of Incorporation. Prior to the "Distribution Date" (defined below) of the Rights, the Rights are not exercisable.

   The Rights remain attached to and can only be transferred with the Common Stock until the Distribution Date. The transfer of a share of Common Stock will constitute the transfer of the accompanying Right until the Distribution Date. The Distribution Date occurs 10 days following the date when a person or group of affiliated persons acquires 20% or more of the Company's outstanding Common Stock or 10 days following the date on which a person commences a tender or exchange offer for 20% or more of the Company's outstanding Common Stock unless the Board of Directors delays the Distribution Date as provided in the Rights Agreement. Upon the Distribution Date, the Rights will become a security separate from the Common Stock and can then be exercised by the Rights holder.

   The Rights have certain anti-takeover effects. When the Rights become exercisable, the Rights holder is entitled to purchase a number of shares of Common Stock at half the then current market price; the Rights held by a person or affiliated group owning 20% or more of the Company's Common Stock, however, would be void. In the event of a merger of the Corporation or a sale of 50% or more of its assets, each Rights holder will be entitled to purchase a certain number of shares of the acquiror at half the market price of the acquiror's common shares. The Company's Board of Directors can redeem the Rights at any time prior to a person acquiring 20% of the Common Stock at $.01 per Right.
The Rights are intended to increase the expense of a person seeking to acquire the Company without Board of Directors' approval and to dilute the stock holdings of an acquiror.

   Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including without limitation, the right to vote or to receive dividends. The Rights expire on January 13, 1998 unless they are redeemed prior thereto by the Board of Directors. The Board of Directors may amend the terms of the Rights without shareholder or Rights holder approval, unless such amendment would adversely affect the holders of the Rights.

   Section 2513 of the BCL expressly authorizes the adoption of shareholders' rights plans such as that of the Company.

   Taxes.   The existence of the Rights does not result in a taxable event to the Company's shareholders or to the acquirors of Common Stock. Acquirors of Common Stock should not realize income for federal income tax purposes when the Rights become exercisable as rights to purchase shares of the Company's Series A Stock or discounted Common Stock. If the Rights become exercisable to purchase stock of the acquiror or any person other than the Company, the Rights may be considered for federal income tax purposes to be exchanged or reissued for new Rights, and a shareholder may recognize gain or income on the exchange or reissuance. In this case, the amount of the gain or income would equal the value of the Rights, reduced by the holder's basis in the Rights, if any. However, there is a lack of judicial or administrative guidance on the issue.

   The foregoing statements with respect to taxes are summaries only and do not purport to be complete. BECAUSE EACH SHAREHOLDER'S TAX SITUATION VARIES, EACH SHAREHOLDER SHOULD CONSULT HIS OWN TAX ADVISER WITH REGARD TO THE FOREGOING NARRATIVE, WHICH SHOULD NOT BE CONSTRUED AS TAX ADVICE. EACH SHAREHOLDER SHOULD ALSO BE AWARE THAT THE EVENTS DESCRIBED ABOVE ARE PREMISED ON FUTURE EVENTS THE OUTCOME OF WHICH CANNOT BE PREDICTED AT THIS TIME, PARTICULARLY IN LIGHT OF UNKNOWN CHANGES IN THE TAX LAW WHICH MAY OCCUR IN THE FUTURE. The foregoing description of the Rights is qualified in its entirety by reference to the complete terms of the Rights as set forth in the Rights Agreement. The Rights Agreement is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. A copy of the Rights Agreement can be obtained as described under "Available Information" or upon written request to the Rights Agent, First Chicago Trust Company of New York, 30 West Broadway, 11th Floor, New York, NY 10007.

Preferred Stock

   The following description of Preferred Stock sets forth certain general terms and provisions of the series of Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any particular series of Preferred Stock will be described in the Prospectus Supplement relating to such series of Preferred Stock. If so indicated in the Prospectus Statement relating thereto, the terms of any such series of Preferred Stock may differ from the terms set forth below.

   General. Under the Articles of Incorporation, the Board of Directors is authorized to provide for the issuance of up to 25,000,000 shares of Preferred Stock, par value $1.00 per share, in one or more series, with such voting powers, full or limited and the number of votes per share, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be established in or pursuant to the resolution or resolutions providing for the issue thereof to be adopted by the Board of Directors. Prior to the issuance of each series of Preferred Stock, the Board of Directors (as used herein the term "Board of Directors" includes any duly authorized committee thereof) will adopt resolutions creating and designating such series as a series of Preferred Stock. As of the date of this Prospectus, the Company has issued and outstanding two series of Preferred Stock consisting of 2,000,000 shares of Series A Junior Participating Preferred Stock and 2,043,366 shares of Series B ESOP Convertible Preferred Stock as discussed below.

   The shares of Preferred Stock will, when issued, be fully paid and nonassessable for each share issued. The Preferred Stock will have no preemptive rights.

   Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for certain specified terms thereof, including, without limitation: (i) the specific designation and number of shares to be issued; (ii) the stated value per share of such Preferred Stock;
(iii) the initial public offering price at which shares of such series of Preferred Stock will be sold; (iv) the annual rate of dividends on such Preferred Stock during the initial dividend period with respect thereto and the date on which such initial dividend period will end; (v) the dividend rate or rates (or method of calculation); (vi) whether dividends will be cumulative or non-cumulative; (vii) the minimum and maximum applicable rate for any dividend period; (viii) the dates on which dividends will be payable, the date from which dividends will accrue and the record dates for determining the holders entitled to such dividends; (ix) any redemption or sinking fund provisions; and
(x) any additional dividend, redemption, liquidation or other preference or rights and qualifications, limitations or restrictions of such Preferred Stock.

   Voting Rights. Holders of shares of Preferred Stock will have no voting rights, except as set forth below or in the Prospectus Supplement relating to a particular series of Preferred Stock or as otherwise required by applicable law.

   If the equivalent of six quarterly dividends (whether or not declared and whether or not consecutive) payable on the Preferred Stock of any series issued hereunder are in arrears (if such stock is cumulative) or have not been paid (if such stock is non-cumulative), the number of the directors of the Company will be increased by two and the holders of all outstanding series of the Preferred Stock, voting as a single class, will have the exclusive right to elect such additional two directors until all dividends in arrears, whether or not declared, have been paid or declared and funds set apart for payment (if such stock is cumulative) or until all such dividends have been paid regularly for at least a year (if such stock is non-cumulative).

   Unless otherwise provided in the Prospectus Supplement, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of any series of the Preferred Stock, voting as a single class, will be required
(i) for any amendment of the Company's Articles of Incorporation (or any certificate supplemental thereto providing for the capital stock of the Company) or By-Laws which would materially and adversely alter or change the preferences, privileges, rights or powers of the holders of Preferred Stock, but, in any case in which one or more, but not all, series of Preferred Stock would be so affected as to their preferences, privileges, rights or powers, only the consent of holders of at least two-thirds of the shares of each series that would be so affected, voting separately as a class, will be required in lieu thereof or (ii) to issue any class of stock which has preference as to dividends or distribution of assets over any outstanding series of preferred stock ranking prior to the Preferred Stock.

   Dividends. The holders of shares of each series of Preferred Stock will be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, cash dividends on such dates and at such rate or rates (which may be fixed or variable or both) as are set forth in, or as are determined by the method described in, the Prospectus Supplement relating to such series of Preferred Stock.

   Such dividends may be cumulative or non-cumulative, as provided in the Prospectus Supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are non-cumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment date will be lost, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will be payable to holders of record as they appear on the stock register of the Company on the record dates fixed by the Board of Directors, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

   No full dividends will be declared or paid or set apart for payment on shares of any class or any series ranking, as to dividends, on a parity with or junior to any series of the Preferred Stock for any period unless full dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on such series of the Preferred Stock for the then current dividend payment period and, if such Preferred Stock is cumulative, for all other dividend payment periods terminating on or before the date of payment of such full dividends. When dividends are not paid in full upon any series of the Preferred Stock and any other class or series ranking on a parity as to dividends with such series of the Preferred Stock, all dividends declared upon such series of the Preferred Stock and any other class or series ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series of the Preferred Stock and such other class or series will in all cases bear to each other the same ratio that accrued dividends per share on such series of the Preferred Stock and such other class or series bear to each other. Except as provided in the preceding sentence, with respect to each series of cumulative Preferred Stock, unless full cumulative dividends on all outstanding shares of each series of cumulative Preferred Stock shall have been paid or concurrently declared and set aside for payment for all past dividend payment periods, no dividends (other than in shares of Common Stock or another stock ranking junior to such series of the Preferred Stock as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor will any Common Stock or any other stock of the Company ranking junior to or on a parity with such series of the Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to such series of the Preferred Stock as to dividends and upon liquidation).

   The amount of dividends payable for each full dividend period with respect to any share of Preferred Stock will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year and applying such rate against the stated value of such share, except that the amount of dividends payable for the initial dividend period or any period greater or less than a full dividend period shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period for which a dividend is payable.

   Holders of shares of any series of Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full (including accumulated dividends, if any) dividends on shares of such series of Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

   Redemption. The shares of any series of Preferred Stock may be redeemable at the option of the Company and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon the terms, at the times and at the redemption price set forth in the Prospectus Supplement relating to such series.

   Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, the holders of shares of each series of Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any payment or distribution of assets is made on the Common Stock or on any other class of stock of the Company ranking junior to the shares of such series upon liquidation, an amount described in the Prospectus Supplement relating to such series of Preferred Stock plus all dividends (whether or not earned or declared) accrued and unpaid to the date of final disposition. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of shares of each series of Preferred Stock and any other shares of stock of the Company ranking on a parity with shares of such series of Preferred Stock upon liquidation will not be sufficient to pay in full all amounts to which such holders are entitled, no such distribution will be made on account of any shares of any other class or series of capital stock ranking on a parity as to liquidation preference with the shares of each series of Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts are paid on account of shares of each series of Preferred Stock ratably in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of such series of Preferred Stock or the full preferential amounts to which they are entitled, the holders of shares of such series of Preferred Stock will have no right or claim to any of the remaining assets of the Company. Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property or business of the Company, nor the merger or consolidation of the Company into or with any other corporation or the merger or consolidation of any other corporation into or with the Company, will be deemed to be a dissolution, liquidation or winding up.

   Conversion Rights. The shares of any series of Preferred Stock may, as set forth in the applicable Prospectus Supplement, be convertible, at the option of the holder of such Preferred Stock, into shares of Common Stock upon the terms set forth in the Prospectus Supplement relating to such series.

Series B ESOP Convertible Preferred Stock

   On January 22, 1990, the Company's Tax-Advantaged Savings Plan for Salaried Employees (the "Plan") acquired an aggregate 2,105,263.158 shares of Series B ESOP Convertible Preferred Stock ("ESOP Preferred Stock"). Shares of ESOP Preferred Stock may be issued only to the Trustee acting on behalf of the ESOP feature of the Plan or any successor. In the event of any transfer of shares of ESOP Preferred Stock to other than the Trustee or any successor, the shares of ESOP Preferred Stock so transferred, upon such transfer and without any further action by the Company or the holder, will be automatically converted into shares of Common Stock of the Company on the terms provided for such conversion (as described below), and no such transferee will have any of the voting powers, preferences and relative, participating, optional or special rights ascribed to shares of ESOP Preferred Stock so converted.

   Liquidation Rights; Dividends. Shares of ESOP Preferred Stock have a liquidation preference of $30.875 per share (plus accumulated and unpaid dividends) and pay cumulative dividends quarterly (on the last day of March, June, September and December of each year, commencing on March 31, 1990) in an amount per share equal to $2.084 per share per annum (currently representing an annual per share dividend yield of 6.75%). So long as shares of ESOP Preferred Stock remain outstanding, no dividend may be declared or paid or set apart for payment on any other series of stock of the Company ranking on a parity with the ESOP Preferred Stock as to dividends unless like dividends have been declared and paid or set apart for payment on shares of ESOP Preferred Stock. Moreover, except with respect to (i) dividends payable solely in shares of stock of the Company ranking, as to dividends or as to distributions upon the liquidation, dissolution or winding-up of the Company ("Liquidation Distributions"), junior to the ESOP Preferred Stock or (ii) the acquisition of any shares of stock of the Company ranking as to dividends or as to Liquidation Distributions, junior to the ESOP Preferred Stock, in exchange solely for shares of any other stock ranking as to dividends or as to Liquidation Distributions, junior to the ESOP Preferred Stock, the Company is prohibited from declaring or paying or setting apart for payment any dividends or making any distributions in respect of, or making any payments on account of, the purchase, redemption or other retirement of any other class of stock or series thereof of the Company ranking, as to dividends or as to Liquidation Distributions, junior to the ESOP Preferred Stock, until full cumulative dividends on the shares of ESOP Preferred Stock shall have been paid or declared and provided for.

   Redemption. Generally, shares of ESOP Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at an initial redemption price (payable in cash or securities or a combination thereof) of $32.3354 per share, declining each succeeding year until after January 22, 2000, whereafter the redemption price per share will be equal to $30.875 per share; plus, in each case, an amount equal to all dividends accumulated and unpaid on such share to the date fixed for redemption.

   Moreover, under certain circumstances a holder of shares of ESOP Preferred Stock (i.e., the Trustee, or any successor) may, upon not less than five days written notice, elect to require the Company to redeem such shares at a redemption price equal to the greater of (i) $30.875 per share or (ii) the Fair Market Value (as defined in the Plan) per share of Common Stock into which the ESOP Preferred Stock could be converted on the fifth business day prior to the redemption date, plus in either case an amount equal to all dividends accumulated and unpaid on such shares to the date fixed for redemption.

   Conversion Rights. Shares of ESOP Preferred Stock are, at any time prior to the close of business on the date fixed for redemption of such shares, convertible into shares of Common Stock, at a conversion rate initially equivalent to eight-tenths (.8) of a share of Common Stock for each share of ESOP Preferred Stock, subject to anti-dilution adjustment under certain circumstances.

   Voting Rights. Holders of each share of ESOP Preferred Stock are entitled to one vote, voting together as a single class with the holders of Common Stock on all matters submitted to a vote of shareholders. Holders of shares of ESOP Preferred Stock enjoy no special voting rights and their consent is not specially required for the taking of any corporate action; except, that the vote of the holders of at least 66 2/3% of the outstanding shares of ESOP Preferred Stock, voting separately as a series, is necessary before certain actions may be taken which would adversely affect the rights of the ESOP Preferred Stock.

   Additional Rights. Holders of shares of ESOP Preferred Stock have certain additional rights in the event the Company should (i) consummate a merger, consolidation or similar transaction ("Extraordinary Transaction") pursuant to which the outstanding shares of Common Stock are, by operation of law, exchanged solely for, or changed, reclassified or converted solely into, stock of any successor or resulting company (including the Company), which stock constitutes "qualifying employer securities" with respect to a holder of ESOP Preferred Stock (within the meaning of Section 409(l) of the Code and Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any successor provisions of law), (ii) consummate any merger, consolidation or similar business combination or division pursuant to which the outstanding shares of Common Stock are, by operation of law, exchanged for, or changed, reclassified or converted into, other stock, securities, cash or any other property, or any combination thereof, other than any such consideration constituted solely of qualifying employer securities and cash payments in lieu of fractional shares, as the case may be, or (iii) enter into any agreement providing for any merger, consolidation or similar business combination or division pursuant to which the outstanding shares of Common Stock would upon consummation thereof, be by operation of law, exchanged for, or changed, reclassified or converted into, other stock, securities, cash or any other property, or any combination thereof, other than any such consideration constituted solely of qualifying employer securities and cash payments in lieu of fractional shares, as the case may be.


                       DESCRIPTION OF SECURITIES WARRANTS

   The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Securities Warrants may be issued independently or together with Debt Securities or Preferred Stock offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities or Preferred Stock. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and a warrant agent to be designated by the Company (the "Securities Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrants or beneficial owners of Securities Warrants. Holders of Securities Warrants (without the consent of the Securities Warrant Agent, any Trustee, the holders of any Debt Securities, Preferred Stock or Common Stock issued upon exercise of Securities Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock, respectively, or the holder of any other Securities Warrants) may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company suitable to enforce or otherwise in respect of, their rights to exercise Securities Warrants.

   Reference is made to the Prospectus Supplement relating to any particular issue of Securities Warrants for the terms of such Securities Warrants, including, where applicable: (i) the initial public offering price of such Securities Warrants; (ii) the title and terms of any Debt Securities or Preferred Stock with which such Securities Warrants are issued, the number of such Securities Warrants issued with each Debt Security or Preferred Stock offered and the date, if any, on or after such Securities Warrants and the related Debt Securities or Preferred Stock will be separately transferable;
(iii) the designation, aggregate principal amount, denominations and terms of the series of Debt Securities purchasable upon exercise of Securities Warrants to purchase Debt Securities and the price at which such Debt Securities may be purchased upon such exercise; (iv) the designation, number, stated value and terms (including, without limitation, liquidation, dividend conversion and voting rights) of the series of Preferred Stock purchasable upon exercise of Securities Warrants to purchase Preferred Stock and the price at which such number of shares of Preferred Stock of such series may be purchased upon such exercise; (v) the number of shares of Common Stock purchasable upon the exercise of Securities Warrants to purchase Common Stock and the price at which such number of shares of Common Stock may be purchased upon such exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (vii) U.S. federal income tax consequences applicable to such Securities Warrants; and (viii) any other terms of such Securities Warrants. Securities Warrants will be issued in registered form only. The exercise price for Securities Warrants may be subject to adjustment in accordance with the applicable Prospectus Supplement.

   Unless otherwise provided in the related Prospectus Supplement, each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or such number of shares of Preferred Stock or Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such Prospectus Supplement. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void. The place or places where, and the manner in which, Securities Warrants may be exercised will be specified in the Prospectus Supplement relating to such Securities Warrants.

   Prior to the exercise of any Securities Warrants to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Stock or Common Stock, holders of such Securities Warrants will not have any rights of holders of the Preferred Stock or Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Preferred Stock or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

   Unless otherwise provided in the related Prospectus Supplement, each Securities Warrant Agreement may be amended by the Company and the Securities Warrant Agent (i) without the consent of the holders of Securities Warrants for the purpose of curing any ambiguity, curing, correcting or supplementing any defective provision contained therein or making such provisions with respect to matters or questions arising thereunder as the Company and the Securities Warrant Agent may deem necessary or desirable, provided that such action will not have a material adverse effect on the interests of the holders of Securities Warrants and (ii) with the consent of the holders of not less than a majority of the Securities Warrants then outstanding and unexercised for any other reason.

                              PLAN OF DISTRIBUTION

   The Company may sell the Offered Securities (i) to or through underwriters or dealers, (ii) directly to other purchasers or (iii) through agents. Such underwriters may include Goldman, Sachs & Co. and J.P. Morgan Securities Inc. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. may also act as agents. The applicable Prospectus Supplement will set forth the terms of the offerings of any Offered Securities, including the method of distribution, the name or names of any underwriters, dealers or agents, any managing underwriter or underwriters, the purchase price of the securities and the proceeds to the Company from the sale, any underwriting discounts and other items constituting underwriters and agents' compensation and any discounts and concessions allowed, reallowed or paid to dealers or agents. Any initial public offering price and any discount or concessions allowed, reallowed or paid to dealers may be changed from time to time. The expected time of delivery of the Offered Securities in respect of which this Prospectus is delivered will be set forth in the applicable Prospectus Supplement.

   The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

   Sales of shares of Common Stock that may be offered hereby may be effected from time to time in one or more transactions on the New York Stock Exchange ("NYSE") or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. In connection with distributions of shares of Common Stock or otherwise, the Company may enter into hedging transactions with broker-dealers in connection with which such broker-dealers may sell shares of Common Stock registered hereunder in the course of hedging through short sales the positions they assume with the Company.

   In connection with the sale of the Offered Securities, underwriters may receive compensation from the Company or from purchasers of the Offered Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of the Offered Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the "Act"). Any such underwriter or agent will be identified, and any such compensation will be described, in the Prospectus Supplement.

   Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of the Offered Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

   If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

   In the ordinary course of their respective businesses, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their affiliates have provided, and may in the future provide, investment banking and/or commercial banking services for the Company.

                       VALIDITY OF THE OFFERED SECURITIES

   The validity of the Offered Securities will be passed upon for the Company by Clark, Ladner, Fortenbaugh & Young, Philadelphia, Pennsylvania, and for any underwriters or agents by Sullivan & Cromwell, New York, New York, who will rely upon the opinion of Clark, Ladner, Fortenbaugh & Young as to all matters of Pennsylvania law. M. Rust Sharp, a partner in Clark, Ladner, Fortenbaugh & Young, is a director of the Company. On April 6, 1994, Mr. Sharp, other partners, of counsel, associates and other non-clerical employees of Clark, Ladner, Fortenbaugh & Young and their spouses owned beneficially an aggregate 3,591 shares of the Common Stock of the Company. In addition, Mr. Sharp beneficially owns options to purchase 3,600 shares of Common Stock and, as a co-trustee under certain Deeds of Trust dated August 21, 1951 and under the Will of John E. Barbey, deceased, beneficially owns 11,461,444 shares of Common Stock.

                                    EXPERTS

   The consolidated financial statements and schedules of the Company incorporated by reference in the 1993 Form 10-K have been audited by
Ernst & Young, independent auditors, as set forth in their report thereon
included therein and incorporated herein by reference.   Such consolidated
financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

=====================================     =====================================


   No person is authorized to give
any information or to make any
representations other than those                      V.F. Corporation
contained in this Prospectus and, if                  Debt Securities
given or made, such information or                    Preferred Stock
representations must not be relied                     Common Stock
upon as having been authorized. This                     Warrants
Prospectus does not constitute an
offer to sell or solicitation of an
offer to buy any securities other
than the Offered Securities described                    --------
in this Prospectus, or an offer to
buy such Offered Securities in any                      PROSPECTUS
circumstance in which such offer or
solicitation is unlawful.  Neither                       --------
the delivery of this Prospectus nor
any sale made hereunder shall, under
any circumstances, create any
implication that there has been no
change in the affairs of V.F.
Corporation since the date hereof or
that the information contained herein
is correct as of any time subsequent
to the date of such information.





      TABLE OF CONTENTS




          Prospectus

Available Information................  2
Incorporation of Certain
  Documents by  Reference............  2
The Company..........................  3
Use of Proceeds......................  5
Summary Financial Information
  of the Company.....................  6
Description of Debt Securities.......  9
Description of Capital Stock.........  13
Description of Securities Warrants...  17
Plan of Distribution.................  19
Validity of the Offered Securities...  20
Experts..............................  20





                                                  Goldman, Sachs & Co.
                                               J.P. Morgan Securities Inc.

=====================================     =====================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*
              The following table sets forth the estimated expenses of issuance and distribution other than underwriting discounts and commissions:

              Registration Fee . . . . . . . . . . . . . . . . . . . .$137,932
              Trustee's Fees . . . . . . . . . . . . . . . . . . . . .  25,000
              Printing and Engraving Fees. . . . . . . . . . . . . . .  13,000
              Rating Agency Fees . . . . . . . . . . . . . . . . . . . 135,000
              Legal Fees and Expenses. . . . . . . . . . . . . . . . . 250,000
              Blue Sky Fees and Expenses . . . . . . . . . . . . . . .  25,000
              Accounting Fees. . . . . . . . . . . . . . . . . . . . .  50,000
              Miscellaneous. . . . . . . . . . . . . . . . . . . . . .   4,068
                   Total . . . . . . . . . . . . . . . . . . . . . . .$640,000

*All expenses except the SEC Registration Fee are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 1741 of the Pennsylvania Business Corporation Law, as amended ("BCL"), provides that a business corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 1742 of the BCL provides that in the case of actions by or in the right of the corporation, a corporation may indemnify any such persons only against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action and only if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification is permitted in respect to any claim, issue or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation, except to the extent that a court determines that indemnification is proper under the circumstances. The BCL further provides under Section 1743 that to the extent that such person has been successful on the merits or otherwise in defending any action (even one on behalf of the corporation), he is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred in connection with such action. The By-Laws of the Company provide for indemnification of the officers or directors of the Company to the fullest extent permissible under the BCL.

  The indemnification provided for under the BCL is not exclusive of any other rights of indemnification. Under Section 1747 of the BCL a corporation may maintain insurance on behalf of any of the persons referred to above against liability asserted against any of them and incurred in or arising out of any capacity referred to above, whether or not the corporation would have the power to indemnify against such liabilities under the BCL.

  Section 518 of the Pennsylvania Associations Code ("Section 518") provides that a Pennsylvania corporation shall have the power, by action of the shareholders, directors or otherwise, to indemnify a person as to action in his official capacity and as to action in another capacity while holding that office for any action taken or any failure to take any action, whether or not the corporation would have the power to indemnify the person under any other provision of law (including Sections 1741 and 1742 of the BCL), except as provided in Section 518, and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Indemnification is not authorized pursuant to Section

518 in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. In addition to the power to advance expenses under the BCL,
Section 518 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Section 518 permits a business corporation to create a fund, under the control of a trustee or otherwise, to secure or insure in any manner its indemnification obligations whether arising under or pursuant to Section 518 or otherwise. The Company's By-Laws provide that any person made a party to any lawsuit by reason of being a director or officer of the Company may be indemnified by the Company, to the full extent permitted by Pennsylvania law, against the reasonable expenses, including attorneys' fees, incurred by the director or officer in connection with the defense of such lawsuit. The By-Laws further provide that a director of the Company shall not be personally liable for monetary damages arising from any action taken or any failure to act by the director unless (a) the director failed to perform his fiduciary duty to the Company and (b) the breach of duty constituted self-dealing, willful misconduct or recklessness. The limitation on a director's personal liability for monetary damages does not apply to a director's criminal liability or liability for taxes.

              The Company maintains directors' and officers' liability insurance for expenses for which indemnification is permitted by the BCL and
Section 518. These insurance policies insure the Company against amounts which it may become obligated to pay as indemnification to directors and officers and insures its directors and officers against losses (except fines, penalties and other matters uninsurable under law) arising from any claim made against them on account of any alleged "wrongful act" in their official capacity. A wrongful act is defined as "any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the directors and officers or ... so alleged by any claimant on any matter claimed against them solely by reason of their being such directors or officers," subject to certain exclusions. Directors and officers are also insured against losses (except fines, penalties and other matters uninsurable under law) arising out of the insured's breach of fiduciary duty, subject to certain exclusions.



Item 16. Exhibits.


  Number  Description
  ------  -----------

  1.1     Form of Debt Underwriting Agreement.................

  1.2     Form of Equity Underwriting Agreement...............

  1.3     Form of Distribution Agreement (Incorporated by
          reference to Exhibit 1.2 to Form S-3 Registration
          No. 33-47329).......................................

  2.1 Agreement and Plan of Merger, dated December 12, 1993 between the Company, Spice Acquisition Co. and Nutmeg Industries, Inc. (Incorporated by reference to Exhibit (d) to Schedule 14D-1, dated December 17,
          1993)...............................................

  2.2 Stock Purchase Agreement, dated October 12, 1993 between the Company and the shareholders of H.H.
          Cutler Company (Incorporated by reference to Exhibit 2.1 to Form 8-K/A, dated January 19, 1994)..

  4.1     Articles of Incorporation, as amended and restated
          as of April 18, 1986 (Incorporated by reference to
          Exhibit 3(A) to Form 10-K for the fiscal year
          ended January 4, 1992)..............................

  4.2 By-Laws, as amended through July 17, 1990 and as presently in effect (Incorporated by reference to
          Exhibit 3 to the Form 8 amendment, dated August 10, 1990, to Form 10-Q for the fiscal quarter ended
          June 30, 1990)......................................

  4.3     Registrant's Common Stock certificate...............

  4.4     Registrant's Series B ESOP Convertible Preferred
          Stock certificate (Incorporated by reference
          to Exhibit 4(B) to Form 10-K for the fiscal year
          ended December 29, 1990)............................

  4.5     Indenture between Registrant and Morgan Guaranty
          Trust Company of New York, dated January 1, 1987
          (Incorporated by reference to Exhibit 4.1
          to Form S-3 Registration No. 33-10939)..............

  4.6     First Supplemental Indenture among Registrant,
          Morgan Guaranty Trust Company of New York as
          retiring Trustee and United States Trust
          Company of New York as successor Trustee
          (Incorporated by reference to Exhibit 4.3 to
          Form S-3 Registration No. 33-30889).................

  4.7 Second Supplemental Indenture between Registrant and United States Trust Company of New York as Trustee (Incorporated by reference to Exhibit 4.1 to Form
          8-K, dated April 6, 1994)...........................

  4.8     Rights Agreement between the Registrant and Morgan
          Shareholder Services Trust Company, dated
          January 13, 1988....................................

  4.9     Amendment No. 1 to Rights Agreement among
          Registrant, Morgan Shareholder Services Trust
          Company, as retiring Rights Agent, and First
          Chicago Trust Company of New York as successor
          Rights Agent, dated April 17, 1990 (Incorporated
          by reference to Exhibit 3 to Form 8 Amendment
          No. 1 dated April 17, 1990 to Registration
          Statement on Form 8-A dated January 25, 1988).......

  4.10    Amendment No. 2 to Rights Agreement between
          Registrant and First Chicago Trust Company of
          New York, dated December 4, 1990 (Incorporated
          by reference to Exhibit 3 to Form 8 Amendment
          No. 2 dated December 4, 1990 to Registration
          Statement on Form 8-A dated January 25, 1988).......

  4.11    Form of Debt Securities (included in Exhibit 4.5
          at pages 12 through 19).............................

  5.      Opinion of Clark, Ladner, Fortenbaugh & Young
          as to the validity of the Securities................

  8.      Opinion of Clark, Ladner, Fortenbaugh & Young as to
          Pennsylvania taxes..................................

  12.1    Computation of ratio of earnings to fixed charges...

  12.2    Computation of ratio of earnings to combined fixed
          charges and preferred stock dividends...............

  23.1    Consent of Ernst & Young, independent accountants...

  23.2    Consent of Ernst & Young, independent accountants...

  23.3    Consent of Clark, Ladner, Fortenbaugh & Young is
          included in Exhibits 5 and 8........................

  24.     Power of Attorney...................................

  25.     Form T-1 Statement of Eligibility under the Trust
          Indenture Act of 1939 of United States Trust
          Company of New York.................................


Item 17. Undertakings.

    The Company hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wyomissing, Pennsylvania on the 22nd day of April, 1994.


                                   V.F. CORPORATION
                                     Registrant

                                   By:  /s/ LAWRENCE R. PUGH
                                        -------------------------------------
                                        Lawrence R. Pugh
                                        Chairman and Chief Executive
                                          Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

                Signature and Title                        Date

/s/ LAWRENCE R. PUGH                                         April 22, 1994
- --------------------------------------------------------
Lawrence R. Pugh
Chairman and Chief Executive Officer


/s/ GERALD G. JOHNSON                                        April 22, 1994
- --------------------------------------------------------
Gerald G. Johnson
Vice President - Finance and Chief Financial Officer


/s/ ROBERT K. SHEARER                                        April 22, 1994
- --------------------------------------------------------
Robert K. Shearer
Controller


                           DIRECTORS


Lawrence R. Pugh                            Robert D. Buzzell
Edward E. Crutchfield, Jr.                  Ursula F. Fairbairn
Barbara S. Feigin                           Roger S. Hillas
Leon C. Holt, Jr.                           J. Berkley Ingram, Jr.
Robert F. Longbine                          Mackey J. McDonald
William E. Pike                             M. Rust Sharp
L. Dudley Walker


                                            A majority of the Board of
                                            Directors


                                            By:/s/ L. M. TARNOSKI
                                               -----------------------
                                               L. M. Tarnoski
                                               Attorney-ln-Fact


                                                         Date: April 22, 1994

             EXHIBIT INDEX


 Number  Description
 ------  -----------

 1.1     Form of Debt Underwriting Agreement............................

 1.2     Form of Equity Underwriting Agreement..........................

 1.3     Form of Distribution Agreement (Incorporated
         by reference to Exhibit 1.2 to Form S-3
         Registration No. 33-47329).....................................

 2.1     Agreement and Plan of Merger, dated December 12, 1993
         between the Company, Spice Acquisition Co. and Nutmeg
         Industries, Inc. (Incorporated by reference
         to Exhibit (d) to Schedule 14D-1, dated December 17, 1993)......

 2.2 Stock Purchase Agreement, dated October 12, 1993 between the Company and the shareholders of H.H. Cutler Company
         (Incorporated by reference to Exhibit 2.1 to Form 8-K/A,
         dated January 19, 1994).........................................

 4.1     Articles of Incorporation, as amended and restated as of
         April 18, 1986 (Incorporated by reference to Exhibit 3(A)
         to Form 10-K for the fiscal year ended January 4, 1992)........

 4.2     By-Laws, as amended through July 17, 1990 and as presently in effect (Incorporated by reference to Exhibit 3 to the
         Form 8 amendment, dated August 10, 1990, to Form 10-Q
         for the fiscal quarter ended June 30, 1990)....................

 4.3     Registrant's Common Stock certificate..........................

 4.4     Registrant's Series B ESOP Convertible Preferred Stock
         certificate (Incorporated by reference to Exhibit 4(B)
         to Form 10-K for the fiscal year ended December 29, 1990)......

 4.5     Indenture between Registrant and Morgan Guaranty Trust
         Company of New York, dated January 1, 1987 (Incorporated
         by reference to Exhibit 4.1 to Form S-3 Registration No.
         33-10939)......................................................

 4.6     First Supplemental Indenture among Registrant, Morgan
         Guaranty Trust Company of New York as retiring Trustee
         and United States Trust Company of New York as successor
         Trustee (Incorporated by reference to Exhibit 4.3 to Form
         S-3 Registration No. 33-30889).................................

 4.7 Second Supplemental Indenture between Registrant and United States Trust Company of New York as Trustee (Incorporated by
         reference to Exhibit 4.1 to Form 8-K, dated April 6, 1994......

 4.8     Rights Agreement between the Registrant and Morgan
         Shareholder Services Trust Company, dated January 13, 1988.....

 4.9 Amendment No. 1 to Rights Agreement among Registrant, Morgan Shareholder Services Trust Company, as retiring Rights Agent, and First Chicago Trust Company of New York as successor
         Rights Agent, dated April 17, 1990 (Incorporated by
         reference to Exhibit 3 to Form 8 Amendment No. 1 dated
         April 17, 1990 to Registration Statement on Form 8-A dated
         January 25, 1988)..............................................

 4.10 Amendment No. 2 to Rights Agreement between Registrant and First Chicago Trust Company of New York, dated December 4,
         1990 (Incorporated by reference to Exhibit 3 to Form 8
         Amendment No. 2 dated December 4, 1990 to Registration
         Statement on Form 8-A dated January 25, 1988)..................

 4.11    Form of Debt Securities (included in Exhibit 4.5 at
         pages 12 through 19)...........................................

 5.      Opinion of Clark, Ladner, Fortenbaugh & Young as to the
         validity of the Securities.....................................

 8.      Opinion of Clark, Ladner, Fortenbaugh & Young as to
         Pennsylvania taxes.............................................

 12.1    Computation of ratio of earnings to fixed charges..............

 12.2    Computation of ratio of earnings to combined fixed charges and preferred stock dividends......................................

 23.1    Consent of Ernst & Young, independent accountants..............

 23.2    Consent of Ernst & Young, independent accountants..............

 23.3    Consent of Clark, Ladner, Fortenbaugh & Young is included in
         Exhibits 5 and 8...............................................

 24.     Power of Attorney..............................................

 25.     Form T-I Statement of Eligibility under the Trust Indenture
         Act of 1939 of United States Trust Company of New York.........














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